SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 12, 2008 (May 8, 2008)

STEEL DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21719	35-1929476
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  260-969-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 8, 2008, Steel Dynamics, Inc. announced that its wholly-owned subsidiary OmniSource Corporation and Recycle South, LLC, one of the largest regional scrap recycling companies in the nation, have executed a definitive agreement whereby OmniSource, through a wholly-owned subsidiary, Carolina Investment Company, LLC, will acquire the remaining stock of Recycle South.

Pursuant to the agreement, which has been unanimously approved by the boards of directors of both companies, OmniSource, which already owns 25% of Recycle South, will acquire the remaining outstanding equity interests in Recycle South in a transaction valued at approximately $500 million.  Recycle South’s equity owners will receive 3,938,000 shares of Steel Dynamics common stock and $232 million in cash. The aggregate transaction value includes the assumption of certain liabilities, including net debt, which is expected to be approximately $135 million at closing. Completion of the transaction is subject only to regulatory approval, and is expected to close before the end of the second quarter of 2008.

Item 8.01.  Other Events.

On May 8, 2008, Steel Dynamics issued a press release captioned “Steel Dynamics/OmniSource to Acquire Recycle South”.  A copy of such press release is furnished herewith as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

( c )	Exhibits.

	Exhibit Number	Description
	99.1	A press release dated May 8, 2008 titled
“Steel Dynamics/OmniSource to Acquire Recycle South.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

STEEL DYNAMICS, INC.

/s/ Theresa E. Wagler
Date: May 12, 2008

	By:	Theresa E. Wagler
	Title:	Chief Financial Officer